Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

HEDGEPATH PHARMACEUTICALS, INC.

Pursuant to Section 151(g) of the

Delaware General Corporation Law

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned officer of HedgePath Pharmaceuticals, Inc., a corporation organized and existing under the DGCL (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1. That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) and Section 151(g) of the DGCL, on January 5, 2018, the Board of Directors adopted the following resolution by unanimous written consent:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby established a series of the Corporation’s authorized preferred stock, par value $0.0001 per share, which series shall be designated as the Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), of the Corporation, with the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

SECTION 1. DEFINITIONS. For the purposes hereof, the following capitalized terms shall have the following meanings, with other capitalized terms being defined elsewhere herein:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock in accordance with the terms hereof.

“DGCL” means the Delaware General Corporation Law.

“Holder” means any holder of Series B Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SECTION 2. DESIGNATION, AMOUNT AND PAR VALUE; ASSIGNMENT

(a) The series of preferred stock designated by this Certificate shall be designated as the Corporation’s “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares so designated shall be 7,246,377. Each share of Series B Preferred Stock shall have a par value of $0.0001 per share.

(b) The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its principal place of business or such other office of the Corporation as may be designated by the Corporation. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three (3) Business Days. The provisions of this Certificate are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

SECTION 3. DIVIDENDS. From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of $0.0345 per share shall accrue on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Corporation shall pay to the Holders the Accruing Dividends semi-annually as of June 30 (with a payment date of July 15) and December 31 (with a payment date of January 15) each year. The Corporation may pay the Accruing Dividends in cash or in shares of Common Stock. If the Corporation elects to pay dividends in shares of Common Stock, the number of shares to be paid shall be calculated by dividing (i) the amount of the Accruing Dividend to be paid by (ii) the 6-month volume-weighted average price of Common Stock (measured with reference to such Common Stock’s primary listing) prior to the applicable measurement date (such 6-month period ending on December 31 or June 30, as applicable) of the applicable year. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of its capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the Holders of the Series B Preferred Stock then outstanding shall first have received, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of Holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such quotient by $0.23; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the Holders of Series B Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

SECTION 4. VOTING RIGHTS. Each issued and outstanding share of Series B Preferred Stock shall be entitled at all times to the number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is convertible on the applicable record date, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, Holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

SECTION 5. RANK; LIQUIDATION.

(a) The Series B Preferred Stock shall rank: (i) senior to all of the Common Stock; (ii) senior to the Corporation’s Series A Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series B Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series B Preferred Stock (“Senior Securities”), in each case, as to dividends, distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily. Subject to Section 9(i) hereof, the foregoing shall not preclude the Corporation from designating or issuing any Junior Securities, Parity Securities or Senior Securities.

(b) Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), each Holder of shares of Series B Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to $0.23 per share of Series B Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series B Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to Holders of the shares of the Series B Preferred Stock and Parity Securities.

(c) After payment to the Holders of shares of the Series B Preferred Stock of the amount required under Section 5(b) and subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, the remaining assets or surplus funds of the Corporation, if any, available for distribution to stockholders shall be distributed ratably among the Holders of the Series B Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any Liquidation Event and the Common Stock, with the Holders of the Series B Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible, or otherwise would be then convertible were the restrictions on conversion set forth in Section 6(a) hereof not in force at the time of such Liquidation Event.

SECTION 6. CONVERSION.

(a) Conversions. Each share of Series B Preferred Stock shall be convertible into three Conversion Shares at the option of the holder or mandatorily as described in Sections 6(a)(i) and (ii) below, subject to adjustment as set forth in Section 7.

(i) Optional Conversion. A Holder may elect to convert, on any Business Day beginning on the date hereof and ending on the close of business on the last full Business Day preceding the Redemption Date, any or all of its shares of Series B Preferred Stock into the applicable number of Conversion Shares as described above without any additional consideration required by the Holder to effectuate the conversion, in the manner provided for in Section 6(b).

(ii) Mandatory Conversion. Each share of the then outstanding shares of Series B Preferred Stock shall be automatically converted into the applicable number of Conversion Shares, in the manner provided for in Section 6(b) upon the approval by the U.S. Food and Drug Administration of a New Drug Application by the Corporation for any SUBA-based therapeutic pursuant to the terms of that certain Supply and License Agreement, dated as of September 3, 2013, by and between the Corporation and Mayne Pharma Ventures PTY LTD., as amended from time to time (the “SUBA Approval”). Upon receipt of SUBA Approval, each outstanding share of Series B Preferred Stock shall automatically, and without any further action required by the Holder or the Corporation (except as provided in Section 6(b)(i)(B) hereof), be converted into the applicable number of Conversion Shares.

(b) Mechanics of Conversion.

(i) Generally.

(A) If a Holder elects to convert its Series B Preferred Stock pursuant to Section 6(a)(i), it shall give written notice (a “Holder Notice of Conversion”) to the Corporation in accordance with Section 9(a) hereof that such Holder elects to convert the same. Such Holder Notice of Conversion, to be given on any Business Day, shall include the name of the registered Holder, the number of shares of Series B Preferred Stock to be converted and instructions as to where Conversion Shares should be delivered. Holder shall also deliver to the Corporation the certificate or certificates representing the Series B Preferred Stock to be converted. Thereupon, the Corporation shall promptly issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled (which certificate or certificates shall bear appropriate restrictive legends as may be required by the Securities Act) and shall promptly pay in Common Stock any accruing or declared and unpaid dividends (including, for the avoidance of doubt, the Accruing Dividends) on the shares of Series B Preferred Stock being converted (the number of shares to be paid for such accrued or declared and unpaid dividends, other than the Accruing Dividends, to be calculated by dividing (i) the amount of such accrued or declared and unpaid dividends to be paid by (ii) the 6-month volume-weighted average price of Common Stock (measured with reference to such Common Stock’s primary listing) prior to the date of the Optional Conversion Date). Such conversion shall be deemed to have been made at the close of business on the date of which both certificates representing the shares of Series B Preferred Stock to be converted are surrendered to the Corporation and the Holder has delivered the Holder Notice of Conversion to the Corporation (the “Optional Conversion Date”), and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder of such shares of Common Stock on the Optional Conversion Date.

(B) If the Series B Preferred Stock is automatically converted pursuant to Section 6(b)(ii), then the Corporation shall give written notice (a “Corporation Notice of Conversion”) to each of the Holders in accordance with Section 9(a) hereof stating that date on which the SUBA Approval was granted, providing evidence of the SUBA Approval and requesting, if necessary, instructions as to where Conversion Shares should be delivered. The Corporation shall include with the Corporation Notice of Conversion to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled (which certificate or certificates shall bear appropriate restrictive legends as may be required by the Securities Act) and shall promptly pay in Common Stock any accruing or declared and unpaid dividends (including, for the avoidance of doubt, the Accruing Dividends) on the shares of Series B Preferred Stock being converted (the number of shares to be paid for such accrued or declared and unpaid dividends, other than the Accruing Dividends, to be calculated by dividing (i) the amount of such accrued or declared and unpaid dividends to be paid by (ii) the 6-month volume-weighted average price of Common Stock (measured with reference to such Common Stock’s primary listing) prior to the date of the Mandatory Conversion Date). Such conversion shall be deemed to have been made at the close of business on the date of which the SUBA Approval was received by the Corporation (the “Mandatory Conversion Date,” and together with the Optional Conversion Date, the “Conversion Date”), and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Mandatory Conversion Date.

(ii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued, or be deemed to be issued for purposes of determining the number of votes held by a Holder of Series B Preferred Stock, upon the conversion of the Series B Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share.

(iv) Transfer Taxes. The issuance of certificates for shares of Common Stock converted from shares of Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(c) Status as Stockholder. Upon each Conversion Date, as applicable: (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for or (if applicable and permitted under the Securities Act) electronic delivery of such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Preferred Stock.

SECTION 7. CERTAIN ADJUSTMENTS.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of shares of Series B Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the total number of Conversion Shares eligible to be issued shall be multiplied by a fraction of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Rights Upon Distribution of Assets. If the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) other than cash to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), a Holder shall be entitled to receive the dividend or distribution of assets that would have been payable to such Holder pursuant to the Distribution had such Holder converted his or her shares of Series B Preferred Stock (or, if such Holder had partially converted such shares prior to the Distribution, any unconverted portion thereof) immediately prior to such record date.

(c) Fundamental Transaction. If, at any time while the Series B Preferred Stock is outstanding: (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of any Series B Preferred Stock, the Holder thereof shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the total number of Conversion Shares then issuable shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the total number of Conversion Shares eligible to be issued in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered (via overnight courier, facsimile or email) to each Holder who does not have a representative or affiliate of such Holder serving on the Board of Directors of the Corporation, at its last address as it shall appear upon the books and records of the Corporation, written notice of any Fundamental Transaction at least ten (10) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close (it being understood that failure to provide such notice shall not invalidate the Fundamental Transaction).

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

SECTION 8. REDEMPTION

(a) General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series B Preferred Stock shall be redeemed by the Corporation at a price equal to $0.69 per share, plus the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid (the “Redemption Price”), at any time on or after the fifth (5th) anniversary of initial issuance of Series B Preferred Stock, upon written notice from the Holders of a majority of the then outstanding shares of Series B Preferred Stock requesting redemption of all shares of Series B Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except and solely to the extent prohibited by Delaware law governing distributions to stockholders. The date that is sixty (60) days following the date of the Redemption Request shall be referred to as a “Redemption Date.” On the Redemption Date, the Corporation shall redeem all shares of Series B Preferred Stock in cash. If, on the Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series B Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b) Redemption Notice. Following receipt of a Redemption Request, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Holder of record of Series B Preferred Stock not less than thirty (30) days prior to the Redemption Date. Each Redemption Notice shall state (i) the number of shares of Series B Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date, (ii) the Redemption Date and the Redemption Price; (iii) the date upon which the Holder’s right to convert such shares terminates; and (iv) for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the Redemption Date, each Holder of shares of Series B Preferred Stock to be redeemed, unless such Holder has exercised its right to convert such shares as provided in Section 4, shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such Holder.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable in cash upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price in cash (without interest) upon surrender of any such certificate or certificates therefor.

(e) Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series B Preferred Stock following redemption. For the avoidance of doubt, no shares of Series B Preferred Stock shall be deemed “redeemed” unless and until the Redemption Price for such shares has been paid in full in cash.

SECTION 9. MISCELLANEOUS.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 324 South Hyde Park Avenue, Suite 350, Tampa FL 33606, Fax Number: (813) 831-2372, or such other facsimile number or address or email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or email addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in or pursuant to this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or mail at the facsimile number or email address specified in or pursuant to this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) No Impairment. For so long as any shares of Series B Preferred Stock are outstanding, the terms of this Certificate of Designation may not be amended, modified, repealed or waived without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock. In addition, except as authorized by the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock, the Corporation will not, by amendment of this Certificate of Designation or its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, fail to observe, or avoid or seek to avoid the observance or performance of, any of the terms contained herein, and will at all times in good faith take all actions as may be necessary to carry out of all the provisions hereof and to take all such actions as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock against any impairment.

(c) Lost or Mutilated Series B Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(d) Waiver. Except as expressly provided for herein when the approval of a stated percentage of Holders is required for any action (including, without limitation, Sections 8 and 9(i) hereof), any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such obligation shall be made or fulfilled on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted Series B Preferred Stock. Except as set forth herein, if any shares of Series B Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series B Preferred Stock.

(i) Seniority. So long as the shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the prior written approval from the Holders of a majority of the then outstanding shares of Series B Preferred Stock (i) incur any secured or unsecured indebtedness (other than trade debt in the ordinary course of business) or (ii) establish any security that is pari passu or senior (or reclassify any junior security so as to make it pari passu or senior) in liquidation preference or senior to the Series B Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 8th day of January, 2018.

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Virca
Name:	Nicholas J. Virca
Title:	Chief Executive Officer